EXHIBIT 99
Release:             On receipt, November 28, 2018
Media Contact:        Erica Jensen, 515-362-0049, jensen.erica@principal.com
Investor Contact:        John Egan, 515-235-9500, egan.john@principal.com

Principal Appoints Schaaf as New Head of Retirement and Income Solutions

Renee Schaaf                 Nora Everett

(Des Moines, Iowa) - Renee Schaaf, senior vice president and chief operating officer of Principal International will become the new president of Retirement and Income Solutions (RIS) effective March 1, 2019. After 27 years with Principal®, current president of RIS and chairman of Principal Funds, Nora Everett, announced her intentions to retire at the end of March 2019.

Renee has a long tenure at Principal and has played several key leadership roles across the organization, including roles in RIS. From 2000 to 2008, she held various RIS leadership positions in marketing, strategy, and our midsized retirement plan businesses. She also served as vice president of national accounts in the health division prior to moving to Principal International to lead strategic planning and business development.

“Renee is a seasoned executive with a deep understanding of our domestic and international business strategies,” said Daniel J. Houston, chairman, president and CEO of Principal. “Her previous experience in RIS and her current work to help our Principal International businesses advance global pension and long-term savings makes her a great fit.”

Renee’s successor in Principal International will be shared in early 2019.

For the past four years, Nora has lead our RIS businesses, helping people save enough and have enough in retirement. Nora joined Principal in 1991 as an attorney. She held senior leadership roles within our law department before becoming President of Principal Funds in 2008, and then CEO of Principal Funds in 2010. Nora has also championed our talent development and diversity and inclusion efforts over the years.

“Nora’s been an instrumental leader in driving business results at Principal,” says Houston. "She’s played a number of key roles, including leading our U.S. retirement businesses, building a successful mutual fund franchise in Principal Funds, and serving as Deputy General Counsel on our mergers and acquisition team. She’s also spent her time and talents giving back through her ongoing involvement in our community relations efforts. We wish her all the best in retirement.”

About Principal®
Principal helps people and companies around the world build, protect and advance their financial well-being through retirement, insurance and asset management solutions that fit their lives. Our employees are passionate about helping clients of all income and portfolio sizes achieve their goals - offering innovative ideas, investment expertise and real-life solutions to make financial progress possible. To find out more, visit us at principal.com.

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